Commvault Announces First Quarter Fiscal 2027 Financial Results
Subscription revenue1 climbs +16% year over year to a record $267 million
Subscription annualized recurring revenue (ARR)1,2 reaches $1,054 million, up +22% year over year
Free cash flow3 increased +71% year over year to $51 million
Tinton Falls, N.J. – July 28, 2026 – Commvault (Nasdaq: CVLT) today announced its financial results for the fiscal first quarter ended June 30, 2026.
"Our results reflect what we’re hearing from customers every day – they are embracing our AI-enabled platform to protect data, govern access, and make clean, trusted recoveries," said Sanjay Mirchandani, President and CEO, Commvault. "With strong growth and record profitability, Commvault is well positioned to continue taking share in an AI-first world."
Notes are contained at the end of this press release

First Quarter Fiscal 2027 Highlights -
•Subscription revenue1 was $267 million, up 16% year over year, inclusive of:
◦SaaS revenue crossed $100 million, up 39% year over year
•Subscription ARR1,2 grew to $1,054 million, up 22% year over year
•Income from operations (EBIT) was $26 million, an operating margin of 8.2%
•Non-GAAP EBIT3 was $71 million, an operating margin of 22.8%
•Operating cash flow was $52 million, with free cash flow3 of $51 million, up 71% year over year

Recent Business Highlights -
•Commvault and Microsoft announced a multi-year strategic partnership to offer Commvault's AI and cyber resilience solutions as a native ISV service on Microsoft Azure, underscoring the importance of AI and resilience for enterprises.
•Commvault was named a Leader in the Gartner® Magic Quadrant™ for Backup and Data Protection Platforms for the 15th consecutive year.

Financial Outlook for Second Quarter and Full Year Fiscal 20274 -
We are providing the following guidance for the second quarter of fiscal year 2027:
•Subscription revenue1 is expected to be between $264 million and $268 million
•Non-GAAP EBIT margin3 is expected to be approximately 20%

We are providing the following updated guidance for the full fiscal year 2027:
•Subscription revenue1 is expected to be between $1,119 million and $1,129 million
•Subscription ARR1,2 is expected to be between $1,200 million and $1,210 million
•Non-GAAP EBIT margin3 is expected to be approximately 21%
•Free cash flow3 is expected to be between $250 million and $260 million
•Share repurchases are expected to be approximately 60% of free cash flow3
•Diluted shares outstanding are expected to be approximately 42 million

The above guidance metrics contemplate current macroeconomic conditions. These statements are forward-looking and made pursuant to the safe harbor provisions discussed in detail below. We do not undertake any obligation to update these forward-looking statements. Actual results may differ materially from anticipated results.

Conference Call Information
Commvault will host a conference call today, July 28, 2026 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. The live webcast and call dial-in numbers can be accessed by registering under the "News & Events" section of Commvault's website at ir.commvault.com under the "Investor Events" heading. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault (Nasdaq: CVLT) is a leader in unified resilience at enterprise scale. In a constantly evolving threat landscape, Commvault keeps customers ready by unifying data security, identity resilience, and cyber recovery, on one cloud-native, AI-enabled platform. Customers trust Commvault to conduct the fastest, most complete recoveries – not just their data, but their entire business. Purpose-built for the agentic enterprise, Commvault also enables organizations to safely embrace AI while protecting against AI-driven threats.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as those related to our restructuring plans, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item 1A. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

Investor Relations Contact
Michael J. Melnyk, CFA
646-522-6160
mmelnyk@commvault.com

Media Contact
Andrea Duffy
646-295-5241
andreaduffy@commvault.com

Overview
($ in thousands)

	Q1'26		Q2'26		Q3'26		Q4'26		Q1'27
	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth
Subscription:
Term-based license	$109,282	36%	$92,647	10%	$118,950	22%	$114,445	6%	$110,420	1%
Term-based support	47,582	20%	49,686	19%	50,962	18%	53,933	21%	56,057	18%
SaaS	72,445	66%	80,018	61%	87,379	44%	93,139	43%	100,550	39%
Total subscription	229,309	40%	222,351	26%	257,291	28%	261,517	20%	267,027	16%
Perpetual license	7,335	(47)%	12,073	15%	13,675	(17)%	10,129	(32)%	8,695	19%
Perpetual support	31,439	(14)%	30,543	(15)%	29,309	(14)%	26,972	(15)%	25,475	(19)%
Other services	13,895	31%	11,221	2%	13,557	25%	13,074	26%	12,934	(7)%
Total revenues	$281,978	26%	$276,188	18%	$313,832	19%	$311,692	13%	$314,131	11%

Constant Currency - Revenue
($ in thousands)
The constant currency impact is calculated using the average foreign exchange rates from the prior year period and applying these rates to foreign-denominated revenues in the current corresponding period. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Q1'26 Revenue as Reported (GAAP)	Q1'27 Revenue as Reported (GAAP)	Constant Currency Impact	% Change Y/Y (GAAP)	% Change Y/Y Constant Currency
Subscription:
Term-based license	$109,282	$110,420	$(659)	1%	—%
Term-based support	47,582	56,057	(603)	18%	17%
SaaS	72,445	100,550	(1,166)	39%	37%
Total subscription	229,309	267,027	(2,428)	16%	15%
Perpetual license	7,335	8,695	150	19%	21%
Perpetual support	31,439	25,475	(243)	(19)%	(20)%
Other services	13,895	12,934	114	(7)%	(6)%
Total	$281,978	$314,131	$(2,407)	11%	11%

Disaggregation of Revenues
($ in thousands)
Our Americas region includes the United States, Canada, and Latin America. Our International region primarily includes Europe, the Middle East, Africa, Australia, India and Southeast Asia.

	Q1'26		Q2'26		Q3'26		Q4'26		Q1'27
	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth
Americas	$170,928	23%	$168,125	16%	$178,852	15%	$184,977	9%	$186,779	9%
International	111,050	29%	108,063	22%	134,980	26%	126,715	20%	127,352	15%
Total revenues	$281,978	26%	$276,188	18%	$313,832	19%	$311,692	13%	$314,131	11%

Subscription ARR and SaaS ARR1,2
($ in thousands)

	Q1'26	Q2'26	Q3'26	Q4'26	Q1'27
Subscription ARR	867,306	918,130	966,260	1,014,729	1,054,311
SaaS ARR	306,874	335,669	363,732	400,157	424,337

Additional Financial Information
•We repurchased approximately 98,000 shares of common stock for $10 million during the three months ended June 30, 2026
•Weighted average diluted shares outstanding were approximately 42 million for the period ended June 30, 2026
•Cash and cash equivalents totaled $930 million as of June 30, 2026
•Subscription net dollar retention rate5 was 114%

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2026	2025
Revenues:
Subscription:
Term-based license	$110,420	$109,282
Term-based support	56,057	47,582
Software-as-a-service	100,550	72,445
Total subscription	267,027	229,309
Perpetual license	8,695	7,335
Perpetual support	25,475	31,439
Other services	12,934	13,895
Total revenues	314,131	281,978
Cost of revenues:
Term-based license	4,243	2,242
Software-as-a-service	29,652	25,972
Perpetual license	171	245
Customer support	14,699	14,207
Other services	8,844	8,111
Total cost of revenues	57,609	50,777
Gross margin	256,522	231,201
Operating expenses:
Sales and marketing	139,795	122,479
Research and development	39,542	40,062
General and administrative	46,751	41,270
Depreciation and amortization	2,319	2,607
Restructuring	2,396	237
Change in contingent consideration	—	(545)
Total operating expenses	230,803	206,110
Income from operations	25,719	25,091
Interest income	7,687	2,009
Interest expense	(1,473)	(278)
Other income, net	269	61
Income before income taxes	32,202	26,883
Income tax expense	11,063	3,387
Net income	$21,139	$23,496
Net income per common share:
Basic	$0.51	$0.53
Diluted	$0.50	$0.52
Weighted average common shares outstanding:
Basic	41,345	44,326
Diluted	41,869	45,283

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,
	2026	2026
ASSETS
Current assets:
Cash and cash equivalents	$929,837	$899,987
Trade accounts receivable, net	271,568	330,483
Other current assets	65,520	56,040
Total current assets	1,266,925	1,286,510

Deferred tax assets, net	150,360	153,766
Property and equipment, net	9,677	9,750
Operating lease assets	33,985	34,920
Deferred commissions cost	110,465	103,892
Intangible assets, net	18,459	19,715
Goodwill	209,132	209,322
Other assets	91,418	68,430
Total assets	$1,890,421	$1,886,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156	$651
Accrued liabilities	138,979	165,583
Current portion of operating lease liabilities	7,148	6,963
Deferred revenue	473,744	484,973
Total current liabilities	620,027	658,170

Convertible notes, net	881,926	880,863
Deferred revenue, less current portion	291,151	293,725
Deferred tax liabilities	1,306	1,565
Long-term operating lease liabilities	28,581	29,675
Other liabilities	15,379	14,813

Total stockholders’ equity	52,051	7,494
Total liabilities and stockholders’ equity	$1,890,421	$1,886,305

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net income	$21,139	$23,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,319	2,607
Amortization of debt issuance costs	1,164	85
Amortization of deferred commissions costs	14,582	10,989
Noncash stock-based compensation	35,290	30,180
Noncash operating lease expense	1,916	1,636
Noncash change in fair value of contingent consideration	—	(545)
Noncash adjustment on headquarters sale leaseback	—	495
Deferred income taxes	2,962	3,908
Other	(182)	(61)
Changes in operating assets and liabilities:
Trade accounts receivable, net	58,714	3,748
Other current assets and Other assets	(23,190)	2,378
Deferred commissions cost	(21,299)	(15,072)
Accounts payable	(506)	(320)
Accrued liabilities	(26,281)	(47,260)
Operating lease liabilities	(1,889)	(1,908)
Deferred revenue	(12,308)	17,440
Other liabilities	(761)	(115)
Net cash provided by operating activities	51,670	31,681
Cash flows from investing activities
Purchase of property and equipment	(569)	(1,879)
Purchase of investments	(7,895)	(6,144)
Proceeds from sale of headquarters, net	—	34,849
Net cash provided by (used in) investing activities	(8,464)	26,826
Cash flows from financing activities
Repurchase of common stock	(10,131)	(15,050)
Payment of debt issuance costs	—	(1,846)
Other	(75)	(12)
Net cash used in financing activities	(10,206)	(16,908)
Effects of exchange rate — changes in cash	(3,150)	19,532
Net increase in cash and cash equivalents	29,850	61,131
Cash and cash equivalents at beginning of period	899,987	302,103
Cash and cash equivalents at end of period	$929,837	$363,234
Supplemental disclosures of noncash activities
Operating lease liabilities arising from obtaining right-of-use assets	$932	$20,252

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2026	2025
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$25,719	$25,091
Noncash stock-based compensation[6]	34,725	30,105
FICA and payroll tax expense related to stock-based compensation[7]	877	1,799
Restructuring[8]	2,396	237
Amortization of intangible assets[9]	1,256	1,071
Change in contingent consideration[10]	—	(545)
Adjustment on headquarters sale leaseback[11]	—	495
Non-recurring strategic pricing initiative costs[12]	6,500	—
Non-GAAP income from operations	$71,473	$58,253

GAAP net income	$21,139	$23,496
Noncash stock-based compensation[6]	34,725	30,105
FICA and payroll tax expense related to stock-based compensation[7]	877	1,799
Restructuring[8]	2,396	237
Amortization of intangible assets[9]	1,256	1,071
Change in contingent consideration[10]	—	(545)
Adjustment on headquarters sale leaseback[11]	—	495
Non-recurring strategic pricing initiative costs[12]	6,500	—
Non-GAAP provision for income taxes adjustment[13]	(7,646)	(11,024)
Non-GAAP net income	$59,247	$45,634

GAAP diluted earnings per share	$0.50	$0.52
Noncash stock-based compensation[6]	0.83	0.66
FICA and payroll tax expense related to stock-based compensation[7]	0.02	0.04
Restructuring[8]	0.06	0.01
Amortization of intangible assets[9]	0.03	0.02
Change in contingent consideration[10]	—	(0.01)
Adjustment on headquarters sale leaseback[11]	—	0.01
Non-recurring strategic pricing initiative costs[12]	0.16	—
Non-GAAP provision for income taxes adjustment[13]	(0.18)	(0.24)
Non-GAAP diluted earnings per share	$1.42	$1.01
GAAP diluted weighted average shares outstanding	41,869	45,283

	Three Months Ended June 30,
	2026	2025
Non-GAAP free cash flow reconciliation:
GAAP cash provided by operating activities	$51,670	$31,681
Purchase of property and equipment	(569)	(1,879)
Non-GAAP free cash flow	$51,101	$29,802

Key Performance Indicators
We monitor subscription annualized recurring revenue ("Subscription ARR"), SaaS ARR and subscription net dollar retention rate ("Subscription NRR") to help evaluate the state of our business. We believe these metrics are material to investors to understand the growth and performance of our business, as they help normalize certain variable factors and provide a consistent view of our recurring revenue profile. Subscription ARR and SaaS ARR exclude non-recurring elements and reflect the annualized value of active contracts, while subscription NRR measures net expansion within our existing subscription customer base. Together, we believe these metrics offer meaningful insight into the health and trajectory of our recurring revenue streams. Total ARR, which also included the annualized maintenance contract on perpetual licenses, is no longer disclosed.

Use of Non-GAAP Financial Measures
We have provided in this press release the following non-GAAP financial measures: non-GAAP income from operations (EBIT), non-GAAP EBIT margin, non-GAAP net income, non-GAAP diluted earnings per share, and non-GAAP free cash flow. This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. Commvault believes that the use of these non-GAAP financial measures, when used as a supplement to GAAP financial measures, provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided its revenues on a constant currency basis. We analyze revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are included in this press release.

Non-GAAP EBIT and non-GAAP EBIT margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees vest in restricted stock awards. Commvault has also excluded restructuring costs, noncash amortization of intangible assets, the change in the estimated fair value of contingent consideration, adjustments from the sale and leaseback of headquarters, and non-recurring strategic pricing initiative costs from its non-GAAP results. These adjustments are further discussed in the reconciliation of GAAP to non-GAAP financial measures. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP EBIT and non-GAAP EBIT margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. The following table presents the stock-based compensation expense included in cost of revenues, sales and marketing, research and development and general and administrative ($ in thousands):

	Three Months Ended June 30,
	2026	2025
Cost of revenues	$1,403	$1,249
Sales and marketing	14,168	12,586
Research and development	8,284	7,070
General and administrative	10,870	9,200
Stock-based compensation expense	$34,725	$30,105

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in Note 8.

The components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures. Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP EBIT, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 24%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP EBIT and non-GAAP EBIT margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP diluted EPS.

Non-GAAP free cash flow. Commvault defines this non-GAAP financial measure as net cash provided by operating activities less purchases of property and equipment. Commvault considers non-GAAP free cash flow a useful metric for Commvault management and its investors in evaluating Commvault's ability to generate cash from its business operations. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP free cash flow.

Forward-looking non-GAAP measures. In this press release, Commvault presents non-GAAP EBIT margin and free cash flow on a forward-looking basis. The most directly comparable GAAP measures are not accessible on a forward-looking basis without unreasonable efforts, because certain items that impact these GAAP measures, cannot be reasonably predicted or quantified. The probable significance of these items may be material, and as a result, the corresponding GAAP measures and a quantitative reconciliation to those GAAP measures are not available on a forward-looking basis.

Notes
1.Beginning in fiscal 2027, Customer support revenue has been further disaggregated between support associated with term-based software license arrangements ("Term-based support") and support associated with perpetual software license arrangements ("Perpetual support"). Subscription revenue has also been reclassified to include Term-based support revenue, in addition to Term-based license and SaaS revenues. Prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no impact on total revenues, net income, or the underlying revenue recognition for these arrangements.

In addition, Subscription ARR2 has been reclassified to include enterprise support, further aligning Subscription ARR with Subscription revenue. Prior to fiscal 2027, enterprise support was included only in Total ARR. Prior period amounts have been reclassified to conform to the current period presentation. Total ARR, which also included the annualized maintenance contract on perpetual licenses, is no longer disclosed.

2.Subscription ARR represents the annualized value of all active contracts as of the end of a reporting period attributable to term‑based licenses, maintenance and support services associated with term license arrangements, SaaS subscriptions, and consumption‑based arrangements, calculated by dividing the total active contract value by the number of days in the contract term and multiplying the result by 365. For consumption-based arrangements on a pay as you go model without a fixed commitment, the applicable ARR is calculated by annualizing the revenue contractually expected to be received in a given month based on actual monthly usage from a prior month. SaaS ARR includes only the cloud‑hosted portion of subscription ARR and is calculated using the same methodology.

These metrics should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and are not intended to be combined with or to replace those items. These metrics are not a forecast of future revenues. Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams presented on an annualized basis. There is no direct GAAP comparative to ARR.

3.A reconciliation of GAAP to non-GAAP results has been provided in the reconciliation of GAAP to non-GAAP financial measures included in this press release. An explanation of these measures is also included under the heading "Use of Non-GAAP Financial Measures."

4.Commvault does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Forward-looking non-GAAP measures" for additional explanation.

5.Subscription net dollar retention rate (Subscription NRR) includes all contracts attributable to term‑based licenses, maintenance and support services associated with term license arrangements, SaaS subscriptions, and consumption‑based arrangements. Subscription NRR is calculated as the percentage of subscription ARR retained from existing customers at the start of an annual period after accounting for expansion revenue, churn, and downgrades, measured on an annualized basis using the trailing four quarter average. Acquired subscription ARR is excluded until the acquisition is fully integrated, which we generally expect to occur twelve months from the close date. We believe our subscription NRR offers valuable insight into the year-over-year expansion of our existing customer base, reflecting both increased utilization of current products and services as well as the adoption of additional offerings. There is no direct GAAP comparative to NRR.

6.Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan, exclusive of stock-based compensation expense related to Commvault's restructuring activities described below in Note 8.

7.Represents additional FICA and related payroll tax expenses incurred by Commvault when employees vest in restricted stock awards.

8.Restructuring charges relate to two plans designed to optimize our cost structure, enhance organizational agility, align resources with strategic priorities, and reorganize our business technology function. These initiatives include workforce reductions, technology transitions, office lease closures, and the exit of operations in certain jurisdictions. The related charges primarily consist of severance and associated employee termination costs, stock‑based compensation expense resulting from modification events, and office closure and exit charges. As of June 30, 2026, the majority of these costs have been incurred and the remaining activities are anticipated to be completed in fiscal 2027.

9.Represents noncash amortization of intangible assets.

10.Represents the change in the estimated fair value of the contingent consideration arrangement related to the acquisition of Appranix, Inc.

11.During the first quarter of fiscal 2026, we finalized the sale of our corporate headquarters and entered into a lease for a portion of the premises. These noncash charges represent accounting adjustments for a $1.3 million loss associated with the related lease terms and an $0.8 million adjustment to reflect the final sale price of the assets resulting in a net charge of $0.5 million recorded in general and administrative expense on the consolidated statements of operations.

12.These charges relate to a non-routine business expense incurred during the period associated with contingent performance-based fees tied to strategic pricing and packaging initiatives. The arrangement also includes provisions for potential additional contingent fees of up to $3.0 million. As of June 30, 2026, no amounts have been recognized with respect to the potential additional contingent fees, which remain subject to future contractual conditions and performance outcomes. Given the non-recurring nature of the matter, these costs have been excluded from operating results as they are episodic in nature, directly tied to a discrete strategic initiative, and not reflective of ongoing operating performance.

13.The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 24%.